HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

HNI

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION ANNOUNCES SALE OF LAMEX OFFICE FURNITURE BUSINESS

MUSCATINE, Iowa (July 20, 2022) – HNI Corporation (NYSE: HNI) today announced it has completed the sale of its China– and Hong Kong–based Lamex office furniture business. The business was acquired by Kokuyo Co., Ltd. for 75 million US dollars, subject to standard post-closing adjustments. Kokuyo is a leading manufacturer and provider of office furniture in Japan and across Asia.

Commenting on the sale, Jeff Lorenger, HNI Chairman, President and CEO said, "Lamex has been a good business for HNI, and we believe Lamex will continue to be successful under Kokuyo's ownership. The sale of Lamex will further streamline our business portfolio and allow us to better focus on our core strategies. I would like to thank the members of Lamex for their many years of dedicated service and contributions to HNI."

About HNI Corporation

HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

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